Exhibit 16.1

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

December 9, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for DPL Inc. and subsidiaries (DPL) and, under the date of February 17, 2011, we reported on the consolidated financial statements of DPL as of and for the year ended December 31, 2010 and 2009, and the effectiveness of internal control over financial reporting as of December 31, 2010. On December 2, 2011, we were notified that DPL engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2011 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of DPL’s consolidated financial statements as of and for the period ended November 27, 2011, and the issuance of our report thereon. We have read DPL’s statements included under Item 4.01 of its Form 8-K dated December 2, 2011, and we agree with such statements except that we are not in a position to agree or disagree with DPL’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on DPL’s consolidated financial statements.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.